     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1999
                                                      REGISTRATION NO. 333-60425
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                         SCICLONE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

               CALIFORNIA                                    94-3116852
              (State or other                               (IRS Employer
              jurisdiction of                            Identification No.)
             incorporation or
               organization)

                    901 MARINERS ISLAND BOULEVARD, SUITE 205
                           SAN MATEO, CALIFORNIA 94404
                                 (650) 358-3456
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                DONALD R. SELLERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SCICLONE PHARMACEUTICALS, INC.
                    901 MARINERS ISLAND BOULEVARD, SUITE 205
                           SAN MATEO, CALIFORNIA 94404
                                 (650) 358-3456
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             J. HOWARD CLOWES, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                         139 Townsend Street, Suite 400
                         San Francisco, California 94107
                                 (415) 836-2500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 23, 1999

                                3,000,000 SHARES

                         SCICLONE PHARMACEUTICALS, INC.

                                  COMMON STOCK

        This prospectus relates to the offer and sale of up to 3,000,000 shares of our common stock by Cheyenne LLC, a New York limited liability company, the selling shareholder. 2,500,000 of the shares are issuable from time to time, under certain circumstances, to the selling shareholder pursuant to the terms of the Structured Equity Line Flexible Financing(SM) Agreement, dated as of June 30, 1998, between SciClone and the selling shareholder. 500,000 of the shares are issuable upon exercise of certain warrants issued or issuable to the selling shareholder pursuant to the equity line. Our agreement with the selling shareholder is described in more detail on page 10.

        Our common stock is quoted on The Nasdaq National Market under the symbol "SCLN." On June 11, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $1.438.

        Our principal executive offices are located at 901 Mariners Island Boulevard, Suite 205, San Mateo, California 94404, and our telephone number is
(650) 358-3456.

                                   ----------

        AN INVESTMENT IN SCICLONE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

                                   ----------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   ----------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                      The date of this prospectus is ____________, 1999.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
RISK FACTORS......................................................      3
ABOUT SCICLONE ...................................................      9
USE OF PROCEEDS...................................................     12
SELLING SHAREHOLDER...............................................     12
PLAN OF DISTRIBUTION..............................................     12
LEGAL MATTERS ....................................................     14
EXPERTS...........................................................     14
WHERE TO FIND MORE INFORMATION....................................     15
DOCUMENTS INCORPORATED BY REFERENCE...............................     15



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

                                  RISK FACTORS

        You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this prospectus, in evaluating whether to purchase shares of our common stock.

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1934 and Section 21E of the Securities Exchange Act and we have attempted to identify these statements with an asterisk ("*"). Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including those set forth below.

        IF WE FAIL TO OBTAIN ADDITIONAL REGULATORY APPROVALS OR MARKET ACCEPTANCE FOR ZADAXIN(R) OR OBTAIN REGULATORY APPROVAL FOR CPX, OUR POTENTIAL FUTURE REVENUE WOULD BE ADVERSELY AFFECTED. Our principal drug development efforts currently focus on our two lead drugs, thymosin alpha 1, which the Company sells under the branded trademark ZADAXIN, and CPX. Thymosin alpha 1 is a drug that boosts the body's immune system. Clinical trials of ZADAXIN are in progress and we need favorable results from these trials to get regulatory approval in major pharmaceutical markets. ZADAXIN has been approved for commercial sale in 14 countries, principally as a treatment for hepatitis B and hepatitis C, diseases caused by viruses that affect the liver. However, we may not be able to obtain approvals for ZADAXIN in other countries or for the treatment of additional medical conditions, such as cancer. CPX is a drug that targets the underlying cause of cystic fibrosis, a disease caused by genetic defects. CPX is currently undergoing clinical testing in the United States.

        Our launch of ZADAXIN in the People's Republic of China, the Philippines and Singapore was our first commercial introduction of ZADAXIN, and may not be successful. Moreover, our future launches of ZADAXIN in additional countries may not be successful. Future sales of ZADAXIN will depend on market acceptance and successful distribution.

        In particular, although the People's Republic of China has the highest prevalence of hepatitis B in the world, its low average income and poorly developed distribution infrastructure may make it difficult to successfully commercialize ZADAXIN in the Chinese market. Because we currently rely on ZADAXIN as our sole source of revenue, our failure to demonstrate its efficacy in future clinical trials, obtain additional marketing approvals or successfully commercialize ZADAXIN would adversely affect our revenue and operating results.

        We may experience delays and difficulties in clinical trials of CPX. In addition, clinical trials may not prove that CPX is an effective treatment for cystic fibrosis. Our failure to demonstrate the safety and efficacy of CPX as a treatment for cystic fibrosis in a clinical trial, obtain regulatory approval of CPX as a treatment for cystic fibrosis or successfully commercialize CPX could adversely affect our potential future revenue and operating results.

        IF WE DO NOT BECOME PROFITABLE, WE MAY NOT BE ABLE TO SUSTAIN OUR OPERATIONS. We began to generate revenues from ZADAXIN in 1997. Future ZADAXIN revenues are uncertain. Marketing approvals for CPX and additional marketing approvals for ZADAXIN are uncertain. We have experienced significant operating losses since our inception and have a substantial accumulated deficit. We expect our operating expenses to increase over the next several years if we expand our development, clinical testing and marketing capabilities.* Our ability to expand our operations or become profitable depends in large part on our ability to do the following:

        - obtain additional financing in the near term to support our operations and long-term product development and commercialization efforts;

        -       increase ZADAXIN sales in existing markets;

        -       launch ZADAXIN in newly-approved markets;

        - obtain additional regulatory approvals for ZADAXIN and/or future products;

        -       obtain regulatory approvals for CPX;

        - enter into a corporate partnering arrangement for development in the U.S. and Europe of a combination therapy for hepatitis C including ZADAXIN plus interferon; and

        - enter into other agreements for product development and commercialization.

        In addition, we have recently undertaken a program to reduce our cash expenses in an effort to maximize our cash resources and minimize the anticipated expenditures needed to operate profitably. This program includes a domestic restructuring program which reduced our domestic staff. We intend to continue to review and implement our expense reduction efforts, depending on the timing and amount of any additional financing we receive and changes in our capital requirements for product development and commercialization.* If we do not become profitable, we may not be able to sustain our operations and our stock price may decrease.

        WE NEED TO OBTAIN ADDITIONAL FUNDS IN THE NEAR FUTURE IN ORDER TO HAVE ENOUGH CAPITAL RESOURCES TO SUPPORT OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PROGRAMS. Since inception, we have financed our operations primarily through sales of stock. However, we will need to obtain additional financing to support our product development and commercialization programs beyond August 1999. Without additional financing, management believes we have enough capital resources to maintain our current and planned operations only through August 1999. As a result, our independent auditors have issued an opinion on our financial statements for the period ended December 31, 1998 that includes a paragraph emphasizing the uncertainty surrounding our ability to continue as a going concern. If we are unsuccessful in obtaining additional funds, we would be required to curtail or cease our operations.

        We are evaluating financing alternatives, including a private placement of common stock and common stock warrants, use of our equity line and debt financing to increase our capital resources. However, our need for capital will depend on many factors, including:

        -      the level of ZADAXIN sales;

        -      preclinical and clinical development expenses and opportunities;

        -      the timing and cost of regulatory approvals;

        -      patent costs;

        -      our ability to use the equity line; and

        - our ability to establish development, sales, manufacturing and marketing arrangements.

Other than the equity line, we have no commitments or arrangements for additional funding and we may not be able to obtain the financing we need. In order to use the equity line, our common stock must trade at more than $1.00 per share, unless we reach a different agreement with the purchaser under the equity line. Draws under the equity line are subject to certain conditions, including:

        -      registration of the investor's resale of the shares;

        -      a minimum trading price per share;

        -      volume limitations;

        - limitations on the number of shares that can be issued without shareholder approval; and

        - limitations on the number of shares of our common stock the investor may hold at any time.

The unavailability or timing of financing could prevent or delay our product development and commercialization programs and would require us to curtail or cease our operations.

        IF WE DO NOT CONTINUE TO COMPLY WITH CERTAIN NASDAQ LISTING REQUIREMENTS, OUR COMMON STOCK MAY BE DELISTED WHICH WOULD MAKE IT MORE DIFFICULT TO SELL OUR COMMON STOCK. Our common stock is listed on the Nasdaq National Market. To remain listed on the Nasdaq, a company must meet certain criteria, including:

        -      a minimum bid price of $1.00 per share;

        -      $4,000,000 in net tangible assets; and

        - $5,000,000 market value of the public float, excluding shares held directly or indirectly by any of our officers or directors and by anyone holding beneficially more than 10% of our outstanding shares.

        As of June 11, 1999, the closing bid price of our common stock was $1.438 and on April 30, 1999, the market value of our public float was approximately $29,250,000. As of March 31, 1999, we had net tangible assets of $6,688,000.

        If we fail to meet Nasdaq's listing criteria our common stock may be delisted. Our common stock would thereafter be traded in the non-Nasdaq, over-the-counter market. If our common stock were delisted, it may be more difficult to dispose of, or get an accurate market value of, our common stock. This could severely limit our common shareholders' ability to sell our common stock in the secondary market.

        POSSIBILITY OF DILUTION TO OUR CURRENT SHAREHOLDERS AND DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK. If we sell common stock under the equity line, the percentage ownership of our then-current shareholders will be reduced. In connection with the equity line, we also issued to the purchaser a warrant to purchase 200,000 shares of our common stock at an exercise price of $5.53 per share. We will also issue to the purchaser additional warrants to purchase up to 300,000 shares of common stock at an exercise price of 150% of the weighted average purchase price of the common stock issued under the equity line during the year for which an additional warrant is issued. If we do not issue any common stock under the equity line, the exercise price will be 150% of the closing sale price of the common stock on the day before the end of the two-year term of the equity line. The purchaser's resale of common stock acquired under the equity line could depress the market price of the common stock. Moreover, because the shares that may be issued under the equity line, along with the shares issuable upon exercise of the warrant and additional warrants, can be immediately resold by the purchaser, the possibility of these sales could adversely affect the market price of the common stock.

        Similarly, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our then-current shareholders will be reduced.

        IF WE DO NOT OBTAIN ADDITIONAL PRODUCT RIGHTS FROM THIRD PARTIES OR IF OUR LICENSEES DO NOT PERFORM THEIR OBLIGATIONS, OUR POTENTIAL FUTURE REVENUE WOULD BE LIMITED. Our strategy includes entering into various corporate partnering arrangements. To date, we have acquired rights to ZADAXIN, CPX and certain other drugs but we are only actively pursuing clinical development of ZADAXIN and CPX. If we do not license or otherwise acquire rights to additional drugs we may have a shortage of drugs to develop which would limit our potential future revenue.

        In addition, we have exclusively sublicensed our rights to develop and market ZADAXIN in Japan to Schering-Plough K.K. However, Schering-Plough K.K. already has a substantial commitment to alpha interferon, which is an approved drug for hepatitis B and hepatitis C in Japan. Our relationship with Schering-Plough K.K. may not be successful and we may not be able to negotiate similar additional arrangements in the future. We generally do not have control over the amount and timing of resources that our collaborators devote to their activities with us. If these parties do not perform their obligations as we expect them to, the development and sale of our products could be limited or delayed.

        Our ability to obtain regulatory approval in one country may be delayed or adversely affected by the timing of regulatory activities and approvals in other countries, particularly if we do not participate in the regulatory approval process in these other countries. Any delay or failure to achieve regulatory approvals may limit our potential future revenue.

        IF WE EXPERIENCE DIFFICULTIES IN OUR FOREIGN SALES AND OPERATIONS, OUR FINANCIAL CONDITION WOULD SUFFER. Our financial condition in the near term is highly dependent on ZADAXIN sales in foreign jurisdictions. The majority of our current ZADAXIN sales are to customers in the People's Republic of China. However, ZADAXIN sales in the People's Republic of China may be limited due to its low average income and poorly developed infrastructure. In addition, our sales and operations in Asia, Latin America and the Middle East are subject to inherent risks, including:

        - difficulties and delays in obtaining pricing approvals and reimbursement;

        - difficulties and delays in obtaining product health registration and importation permits;

        -      unexpected changes in regulatory requirements;

        -      tariffs and other barriers;

        -      political instability;

        -      the difficulties of staffing and managing foreign operations;

        -      long payment cycles;

        -      difficulty in accounts receivable collection;

        -      currency fluctuations; and

        -      potential adverse tax consequences.

We currently do not have any sales in the United States with which to offset any decrease in revenue from ZADAXIN sales in Asia, Latin America and the Middle East. In addition, certain countries in these territories regulate pharmaceutical prices. This regulation may reduce prices for ZADAXIN significantly below those that would prevail in a free market.

        IF WE FAIL TO PROTECT OUR PRODUCTS, TECHNOLOGIES AND TRADE SECRETS, OUR ABILITY TO USE, MANUFACTURE OR MARKET AND SELL OUR PRODUCTS WOULD BE ADVERSELY AFFECTED. The United States composition of matter patent and most of the European composition of matter patents for thymosin alpha 1 have expired. Going forward, we will have only limited composition of matter patents for thymosin alpha 1 and this could adversely affect our proprietary rights. Our success depends significantly on our ability to obtain patent protection for our products and technologies, to preserve our trade secrets and to avoid infringing on the proprietary rights of third parties. However, our pending patent applications may not result in issued patents. Any patents that are issued may not provide a competitive advantage to us or may be invalidated or circumvented by our competitors. Others may independently develop similar products or designs around patents issued or licensed to us. Patents issued to or patent applications filed by other companies could have an adverse effect on our ability to use, manufacture or market our products or maintain our competitive position with respect to our products. Many of our patents and patent applications relating to thymosin alpha 1 are held under exclusive licenses. If we breach the terms of any of these licenses we could lose our rights to these patents and patent applications. Holders of patents licensed to us may not file, prosecute, extend or maintain their patents in countries where we have rights.

        Other companies obtaining patents on products or processes useful to us may bring infringement actions against us. This type of litigation is typically costly and time-consuming and could require us to obtain licenses from others, or prevent us from using, manufacturing or marketing our products. These licenses may not be available on commercially reasonable terms, if at all.

        Pharmaceuticals are not patentable or have only recently become patentable in certain countries in the territory in which we have exclusive rights to ZADAXIN. Enforcement of intellectual property rights in many countries in this territory has been limited or non-existent. Future enforcement of patents and proprietary rights in many countries in this territory will likely be problematic or unpredictable. Moreover, the issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions.

        WE NEED TO OBTAIN REGULATORY APPROVALS FOR ZADAXIN AND CPX IN ORDER TO DEVELOP, MARKET AND SELL THEM. The research, preclinical and clinical development, manufacturing, marketing and sale of ZADAXIN, CPX and our other drug candidates are subject to extensive regulation by governmental authorities. ZADAXIN, CPX and any other products must be approved before they can be sold in any jurisdiction. Obtaining regulatory approval is time-consuming and expensive. In some countries where we are contemplating marketing and selling ZADAXIN, the regulatory approval process for drugs that have not been previously approved in countries with established clinical trial review procedures is uncertain, and this may delay the grant of regulatory approvals for ZADAXIN.

        We are currently sponsoring clinical trials and pursuing regulatory approvals for ZADAXIN in a number of countries and we are currently sponsoring clinical trials of CPX in the United States. However, we may not be able to complete these trials, and even if completed, these trials may not fulfill the relevant regulatory approval criteria. We ultimately may not be able to obtain regulatory approvals in these countries. Adverse results in our development programs also could result in restrictions on the use of ZADAXIN and, if approved, CPX.

        Our failure to comply with applicable United States or foreign regulatory requirements could, among other things, result in warning letters, fines, suspensions of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions. In addition, government regulations may be established or imposed which prevent or delay regulatory approval of ZADAXIN, CPX or our future products.

        IF WE ARE NOT ABLE TO ESTABLISH AND MAINTAIN ADEQUATE MANUFACTURING AND SUPPLY RELATIONSHIPS, THE DEVELOPMENT AND SALE OF OUR PRODUCTS COULD BE IMPAIRED. We have entered into contract manufacturing and supply agreements for ZADAXIN and CPX. To be successful, our products must be manufactured in commercial quantities, in compliance with regulatory requirements and at an acceptable cost. While we believe we have and will be able to establish and maintain manufacturing relationships with experienced suppliers*, we may not be able to establish long-term manufacturing relationships with these suppliers. We currently have vialing and packaging supply agreements in effect and a sufficient supply of finished ZADAXIN for the near term. We have recently changed and upgraded our manufacturing source of finished ZADAXIN for our international markets, excluding Japan. In certain countries, this change may require additional regulatory approvals. If we do not obtain any required regulatory approvals of this manufacturing change in a timely fashion, new ZADAXIN marketing approvals may be delayed or sales may be interrupted until the manufacturing change is approved.

        Production interruptions, if any, could significantly delay clinical development of potential products and reduce third party or clinical researcher interest and support of proposed trials. These kinds of interruptions could also impede commercialization of our products, including sales of ZADAXIN in approved markets, and impair their competitive position, which would have a material adverse effect on our business.

        WE MAY LOSE MARKET SHARE OR OTHERWISE FAIL TO COMPETE IN THE INTENSELY COMPETITIVE PHARMACEUTICAL INDUSTRY. Competition in the pharmaceutical industry is intense and we expect that competition to increase. We believe that the principal competitive factors in the pharmaceutical industry include the efficacy, safety, price and therapeutic regimen associated with a given drug. Our competitors include pharmaceutical companies, biotechnology firms, universities and other research institutions, both in the United States and abroad, that are actively engaged in research and development of chronic and life-threatening diseases such as hepatitis B, hepatitis C, cancer, immune system disorders and cystic fibrosis. Most of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical, regulatory, manufacturing, marketing and human resource capabilities than we do. Most of them also have extensive experience in undertaking the clinical testing and obtaining the regulatory approvals necessary to market drugs. In addition, we currently rely on sales of ZADAXIN as a treatment for hepatitis B and hepatitis C as our sole source of revenue. Several large pharmaceutical companies have substantial commitments to alpha interferon, which is an approved drug for treating hepatitis B and hepatitis C.

        IF THIRD PARTY REIMBURSEMENT IS NOT AVAILABLE OR PATIENTS CANNOT OTHERWISE PAY FOR ZADAXIN, WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET ZADAXIN. Our ability to successfully sell ZADAXIN depends in part on whether pharmaceutical drug consumers will be reimbursed for the cost of ZADAXIN. This reimbursement may come from government health administration authorities, private health insurers and other organizations. Third-party reimbursement for new therapeutic products is highly uncertain and may not available for our future products. In many of the foreign countries in which we currently operate or intend to operate, reimbursement for ZADAXIN under government or private health insurance programs is currently not be available, particularly in Cambodia, the People's Republic of China, Mexico, the Philippines, Peru, Myanmar and Malaysia. In the United States, certain proposed health care reforms could limit the amount of third-party reimbursement available for our products. In many countries where we have marketing rights to ZADAXIN, government resources and per capita income may be so low that our products will be prohibitively expensive. In these countries, we may not be able to market our products on economically favorable terms, if at all.

        IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL OR IF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER, CHIEF ADMINISTRATIVE OFFICER OR OUR REGIONAL MANAGING DIRECTOR FOR GREATER CHINA LEFT, OUR BUSINESS WOULD BE ADVERSELY Affected. We are highly dependent upon our ability to attract and retain qualified personnel because of the specialized, scientific and international nature of our business. There is intense competition for qualified management, scientific and technical personnel in the pharmaceutical industry, and we may not be able to attract and retain the qualified personnel we need to grow and develop our business globally. In addition, many key responsibilities at SciClone are assigned to a relatively small number of individuals, such as our President and Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer and our Regional Managing Director for Greater China. If we are unable to attract and retain qualified personnel as needed or promptly replace those employees who are critical to our product development and commercialization, the development and commercialization of our products would adversely be affected. We do not maintain "key person" life insurance on any of our key personnel.

        WE HAVE LIMITED PRODUCT LIABILITY INSURANCE AND OUR BUSINESS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IF PRODUCT LIABILITY CLAIMS WERE ASSERTED AGAINST US. Companies which test, manufacture, market and sell pharmaceutical products commonly receive product liability claims. These claims may be asserted against us. Product liability insurance for the pharmaceutical industry generally is expensive, if it is available at all. We have product liability insurance coverage for our clinical trials and commercial sales. However, product liability claims in excess of our insurance coverage or that resulted in the payment of large deductibles would adversely affect our financial condition and demand for our products.

        ISSUING PREFERRED STOCK COULD ADVERSELY AFFECT HOLDERS OF COMMON STOCK OR PREVENT TAKEOVER ATTEMPTS. Our charter documents give our board of directors the authority to issue additional series of preferred stock without a vote or action by our shareholders. The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights of holders of our common stock may be adversely affected by the rights granted to holders of preferred stock. For example, a series of preferred stock may be granted the right to receive a liquidation preference -- a pre-set distribution in the event SciClone is liquidated -- that would reduce the amount available for distribution to holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.



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
                                 ABOUT SCICLONE

        This prospectus is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the most recent fiscal quarter after the year ended December 31, 1998.

GENERAL

        SciClone acquires, develops and commercializes drugs for treating chronic and life-threatening diseases such as hepatitis B, hepatitis C, cancer, immune system disorders and cystic fibrosis. We have two drugs in clinical testing, ZADAXIN and CPX, and we have other potential drugs in preclinical development.

        ZADAXIN. Our lead drug is ZADAXIN, which boosts the immune system. We are pursuing development of ZADAXIN for treatment of hepatitis B, hepatitis C, cancer and certain immune system disorders, as well as an enhancement to the effectiveness of viral vaccines. ZADAXIN is approved for marketing in 14 countries: Argentina, Cambodia, Italy, Kuwait, Mexico, Malaysia, Myanmar, Pakistan, the People's Republic of China, Peru, the Philippines, Singapore, Venezuela and Vietnam. We have filed for approval to market ZADAXIN in 22 additional countries outside the U.S., Europe and Japan. In 1998, ZADAXIN generated over $3.6 million in sales, primarily in the People's Republic of China, the Philippines and Singapore for treatment of hepatitis B. We hold worldwide development, manufacturing and marketing rights to ZADAXIN. In Japan, we have sublicensed our rights to Schering-Plough, K.K., the Japanese subsidiary of Schering-Plough Corporation, the leading marketer of viral hepatitis therapies worldwide.

        We are pursuing a corporate partnering arrangement for development in the U.S. and Europe of a combination therapy for hepatitis C including ZADAXIN plus interferon.* Hepatitis C affects over 170 million people worldwide, including over 10 million people in the United States, Europe and Japan, which are the world's largest pharmaceutical markets. Our clinical data show that the combination of ZADAXIN plus interferon could be a significant therapeutic advance in the fight against the hepatitis C epidemic. Interferon, the only established therapy for hepatitis C, leads to a response in only 5% to 20% of patients and causes unpleasant side effects. Rebetron(TM), a combination of two drugs, interferon and ribavirin, was approved for treatment of hepatitis C in the U.S. and certain other countries in 1998. This combination benefits certain patients. However, ribavirin has its own potential side effects, and increases the risk of side effects when combined with interferon. Importantly, ZADAXIN combined with interferon has shown clinical promise for treatment of hepatitis C without increasing the risk of additive side effects.

        In Japan, the world's largest market for viral hepatitis therapies, we have exclusively sublicensed our rights to develop and market ZADAXIN to Schering-Plough K.K. In the second quarter of 1998, Schering-Plough K.K. began a 300-patient clinical study of ZADAXIN for treatment of hepatitis B. The drug interferon, including Schering-Plough K.K.'s interferon, is the leading therapy for hepatitis B in Japan. Schering-Plough K.K. is also developing ZADAXIN in a clinical study for treatment of hepatitis C.

        CPX. Our second drug in clinical testing is CPX. CPX is a protein-repair therapy initially developed by the United States National Institutes of Health as a potential treatment for cystic fibrosis, the most common fatal genetic disease in the U.S. and Europe.

        Cystic fibrosis is caused by mutations in the gene that encodes a certain protein known as the cystic fibrosis transmembrane conductance regulator, or CFTR protein. More than 70% of cystic fibrosis patients have a certain type of mutation, referred to as the "delta F508" mutation. In October 1997, Dr. Harvey Pollard of the Uniformed Services University of the Health Sciences and formerly of the NIH, presented breakthrough preclinical data demonstrating that CPX repairs the two key protein defects causing cystic fibrosis in patients with the delta F508 genetic mutation. CPX is the only drug in clinical development with the potential to correct the two key protein-associated defects in most cystic fibrosis patients. In 1997, we were awarded a $100,000 Orphan Drug Grant by the FDA for the first clinical study of CPX as a treatment for cystic fibrosis. We completed the first clinical study of CPX in cystic fibrosis patients in April 1998. In October 1998, we were awarded a prestigious $200,000 Orphan

Drug Grant by the FDA for the second clinical study of CPX as a treatment for cystic fibrosis. We began the second clinical study of CPX in cystic fibrosis patients in the U.S. in September 1998. The Cystic Fibrosis Foundation provided substantial financial support for early research on CPX at the NIH. The Cystic Fibrosis Foundation also supported us in our application for an Investigational New Drug exemption to gain approval from the FDA to begin testing of CPX directly on cystic fibrosis patients rather than the standard process of testing first in healthy volunteers. The Cystic Fibrosis Foundation continues to support us with protocol review, patient recruitment and investigator and study center selection.

        We have other drug candidates in early preclinical development. We plan to continue to evaluate the pharmaceutical potential of our preclinical drug candidates in 1999.

        Internationally, we have 41 ZADAXIN distribution arrangements covering 46 countries outside the U.S., Europe and Japan. We intend to out-license our products where a collaborative arrangement will materially enhance the prospects for a drug's commercial success in licensed markets. Our license with Schering-Plough K.K. for exclusive rights to develop and market ZADAXIN in Japan, and our arrangements with our ZADAXIN distributors are examples of this strategy. We are currently pursuing corporate partnering arrangements in the U.S. and Europe for development of ZADAXIN, particularly the combination of ZADAXIN plus interferon for the treatment of hepatitis C.* We intend to produce ZADAXIN, CPX and any future products through contract manufacturing and supply agreements. We have entered into separate supply agreements in the U.S. and Europe for the supply of bulk and finished product thymosin alpha 1. We contract with a major U.S. pharmaceutical company for the supply of bulk CPX and another U.S. pharmaceutical manufacturer for finished product CPX.

EQUITY LINE

        In June 1998 we entered into a Structured Equity Line Flexible Financing(SM) Agreement and a Registration Rights Agreement in which we agreed to file a registration statement covering resales from time to time, by the selling shareholder of shares of common stock. This prospectus is a part of the registration statement. Under the equity line, if certain conditions are satisfied, we can require the selling shareholder to purchase our common stock over a period of 24 months for an aggregate purchase price of up to $32 million. We may terminate the equity line at any time without further obligation to the selling shareholder. The selling shareholder may terminate the equity line without further obligation to us if and only if any change in law makes it impracticable or impossible for the selling shareholder to fulfill its obligations under the equity line.

        Under the Equity Line, during each three month investment period we at our sole option and discretion, if certain conditions are satisfied, can require the selling shareholder to purchase our common stock for an aggregate price of up to $4.0 million. Ten days prior to the beginning of each investment period, we must notify the selling shareholder of the minimum purchase price per share, which cannot be less than $1.00, to be paid for our common stock to be purchased by the selling shareholder, if any, during the investment period. However, we may reset the minimum price to a value within 15% of the minimum price up to three times during any investment period. The purchase price per share to be paid by the selling shareholder for the shares acquired under the equity line will equal 97% of the lowest sales price of our common stock during the four trading days immediately preceding the notice of purchase by the selling shareholder.

        The selling shareholder's obligation to purchase shares of common stock under the equity line is subject to various conditions, including:

        -      effectiveness of the registration statement under the Securities
               Act;

        - the price of the common stock being equal to at least the price we set from time to time as the minimum purchase price;

        -      continued trading of the common stock on the Nasdaq National
               Market;

        - the percentage of the common stock beneficially owned by the selling shareholder or any of its affiliates being not more than 4.9% of our then outstanding common stock; and

        - the percentage of common stock beneficially owned in the aggregate by the selling shareholder, affiliates of the selling shareholder and any managed accounts of The Palladin Group, L.P. being not more than 9.9% of our then outstanding common stock.

        In addition, the selling shareholder is not required to purchase, in any investment period, an amount in excess of 10% of the product of:

        - the daily average value of open market trading of the common stock; and

        - the number of trading days in the investment period during either the current or immediately preceding investment period.

The 10% is reduced by 1% in each investment period following the first investment period until it reaches 6% at which time it will be fixed at 6%. Therefore, we may issue significantly lower shares than offered by this prospectus.

        In connection with the equity line, the selling shareholder received a five-year warrant to purchase 200,000 shares of the common stock at an exercise price equal to $5.53 per share. In addition, we agreed to issue to the selling shareholder, at the end of each calendar year, an additional warrant to purchase 5,000 shares of common stock for each $500,000 of common stock purchased by the selling shareholder during the year. The additional warrants will have an exercise price equal to 150% of the weighted average purchase price of the common stock purchased by the selling shareholder during the year. The number of shares issuable upon exercise of all the additional warrants may not exceed 300,000. The additional warrants, if any, have a term ending on the same date as the end of the five-year term of the original warrant. We also agreed to issue to the selling shareholder, at the end of the term of the equity line, a final warrant to purchase a number of shares of common stock equal to 300,000 minus the number of shares of common stock subject to additional warrants, if any. The final warrant, if issued, will have a term ending on the same date as the end of the five-year term of the original warrant. The final warrant will have an exercise price per share equal to the lesser of the exercise price per share of the original warrant or 150% of the closing sale price of the common stock on the trading day immediately prior to the last day of the term of the equity line.

        We also agreed to reimburse the selling shareholder for:

        - its legal fees and expenses incurred in connection with entering into the equity line up to a maximum of $50,000; and

        - for its costs and expenses incurred in connection with performancing its obligations under the equity line up to a maximum of $25,000 initially and $5,000 quarterly on an ongoing basis.

        Under the equity line and the related registration rights agreement, we agreed to file and keep effective, subject to certain penalties for non-compliance which may be waived by the selling shareholder, a registration statement under the Securities Act, for the resale from time to time by the selling shareholder of the shares of the common stock to be issued under the equity line and upon exercise of the warrants. We may register additional shares on a separate registration statement in the future if we decide to sell additional shares under the equity line.

FORMATION AND OTHER INFORMATION

        SciClone was incorporated in California in 1990. Our international operating subsidiary, SciClone Pharmaceuticals International Ltd., is incorporated in the Cayman Islands and headquartered in Hong Kong. We also have office locations in Singapore, Taiwan and Japan.

                                 USE OF PROCEEDS

        We will receive proceeds from the original issuance of the shares, if any, to the selling shareholder under the equity line. However, we will not receive any of the proceeds from resales by the selling shareholder of the shares offered by this prospectus. We may also receive proceeds from the exercise of the warrants. The Company could receive, before expenses, up to $32 million under the equity line and up to $1,106,000 upon exercise of the original warrant. In addition, the selling shareholder may receive additional warrants and/or a final warrant to purchase up to an aggregate of 300,000 shares of common stock. The amount of gross proceeds received will depend on the exercise price of the additional warrants, which is 150% of the weighted average purchase price of the common stock purchased during the year with respect to which an additional warrant is issued. The amount of gross proceeds received will also depend on the exercise price of the final warrant, if issued, which is equal to the lesser of the exercise price per share of the original warrant or 150% of the closing sale price of the common stock on the trading day immediately prior to the last day of the term of the equity line. The actual amount of proceeds, if any, from the equity line, the warrant and the additional warrants and/or final warrant will depend upon:

        -      the market price of the common stock;

        - whether the selling shareholder elects to exercise the warrant and the additional warrants and/or final warrant; and

        - whether we elect to require the selling shareholder to purchase common stock under the equity line.

However, we may decide to not issue any shares under the equity line or may be prevented from issuing shares by the terms of the equity line. Therefore, it is possible that no shares will be issued to or resold by the selling shareholder under this prospectus.

        We expect that any net proceeds from issuances of common stock to the selling shareholder pursuant to the equity line, or exercise of the warrants will be used for general corporate purposes, including research and development, marketing, sales, and clinical and regulatory activities.


                               SELLING SHAREHOLDER

        The selling shareholder, Cheyenne, LLC, has not had a material relationship with SciClone during the past three years, other than as a result of entering into the equity line. Richard D. Squires is the sole managing member of Cheyenne, LLC.

        As of the date of this prospectus, the selling shareholder does not own any shares of our common stock, other than the 200,000 shares which it has the right to acquire upon exercise of the warrant. The selling shareholder is offering up to 3,000,000 of the shares of common stock it may acquire under the equity line and the warrant and the additional warrants and/or final warrant.


                              PLAN OF DISTRIBUTION

        The selling shareholder may, from time to time, sell all or a portion of the shares:

        - on the Nasdaq National Market, or such other exchange on which the common stock may from time to time be trading;

        -      in privately negotiated transactions or otherwise;

        -      at fixed prices that may be changed;

        -      at market prices prevailing at the time of sale; or

        -      at prices related to such market prices or at negotiated prices.

The shares may be sold by the selling shareholder by one or more of the following methods, without limitation:

        - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        -      purchases by a broker or dealer as principal;

        - an exchange distribution in accordance with the rules of such exchange;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        -      privately negotiated transactions;

        -      short sales; and

        -      a combination of any of the above methods of sale.

In effecting sales, brokers and dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for a selling shareholder, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions which may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above. The selling shareholder may also sell the shares in accordance with Rule 144 under the Securities Act, rather than under to this prospectus.

        The selling shareholder is an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus. Any broker-dealers or agents that participate with the selling shareholder in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

        From time to time the selling shareholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If the selling shareholder engages in such transactions, the price of our common stock may be affected. Under the equity line, the selling shareholder may not make any sales with the intention of reducing the price of our common stock. From time to time the selling shareholder may pledge its shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by the selling shareholder, the broker may offer and sell the pledged shares from time to time.

        The selling shareholder and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by the selling shareholder or any other such person which may affect the marketability of the shares. The selling shareholder also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares.

        We are required to pay certain fees and expenses incident to the registration of the shares.

        We have agreed to indemnify in certain circumstances the selling shareholder against certain liabilities, including liabilities under the Securities Act. The selling shareholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

        We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until the shares may be or have been sold under Rule 144(k) of the Securities Act.


                                  LEGAL MATTERS

        Gray Cary Ware & Freidenrich LLP has opined on certain legal matters with respect to the validity of the common stock offered by this prospectus.


                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You can also inspect this material free of charge at a Web site maintained by the SEC at http://www.sec.gov. Finally, you can also inspect reports and other information concerning SciClone at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SciClone common stock is traded on The Nasdaq National Market under the symbol "SCLN." SciClone's Web site is located at http://www.sciclone.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC are incorporated in this prospectus by reference:

        - Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999 (File No. 0-19825);

        -      Current Report on Form 8-K, filed on April 26, 1999 (File No.
               0-19825);

        - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1998 (File No. 0-19825);

        - The description of SciClone's Common Stock contained in SciClone's Registration Statement on Form 8-A filed under the Securities Exchange Act, including any amendment or report filed for the purpose of updating that description (File No. 0-19825).

        We will provide free of charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Please direct such requests to Investor Relations, SciClone Pharmaceuticals, Inc., 901 Mariners Island Boulevard, Suite 205, San Mateo, California 94404. Our telephone number is (650) 358-3456.

================================================================================

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT.


                                3,000,000 SHARES


                         SCICLONE PHARMACEUTICALS, INC.


                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------

                            __________________, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.



                                                                   To be Paid
                                                                     By The
                                                                   Registrant
                                                                  -------------
SEC Registration Fee                                                   $2,544
Nasdaq filing fee                                                     $17,500
Accounting fees and expenses                                           $7,000
Legal fees and expenses                                               $15,000
Miscellaneous expenses                                                 $2,956

                                                                      -------
        Total...............................................          $45,000
                                                                      =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by Section 204 of the California Corporations Code (the "CCC"), the Registrant's Articles of Incorporation provide that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the CCC or any other applicable laws. Such Articles of Incorporation also provide that no amendment or repeal of such Articles shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

        The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or an predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Articles of Incorporation.

        The Registrant has entered into indemnification agreements with its directors and certain of its officers.

        The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

        See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS.

        The following exhibits are filed with this Registration Statement:

  EXHIBIT NO.         DESCRIPTION OF EXHIBIT
  -----------         ----------------------
     5.1**          Opinion of Gray Cary Ware & Freidenrich LLP.

    10.1* Structured Equity Line Flexible Financing(SM) Agreement by and between the Company and Cheyenne LLC dated as of June
                    30, 1998.

    10.2            Amendment No. 1 to Structured Equity Line Flexible
                    Financing(SM) Agreement by and between the Company and Cheyenne LLC dated as of June 16, 1999.

    10.3* Warrant to purchase up to 200,000 shares of Common Stock of the Company issued to Cheyenne LLC dated as of June 30, 1998.

    10.4* Registration Rights Agreement by and between the Company and Cheyenne LLC dated as of June 30, 1998.

    23.1            Consent of Ernst & Young LLP, independent auditors.

    23.2**          Consent of Gray Cary Ware & Freidenrich LLP (included in
                    Exhibit 5.1).

    24.1** Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


----------
* Incorporated by reference from the Company's Report on Form 8-K filed with the Commission on July 23, 1998.

**  Previously filed.


ITEM 17.  UNDERTAKINGS.

        A.      The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        C. The undersigned Registrant hereby undertakes that:

               (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

               (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California on June 23, 1999.


                                    SCICLONE PHARMACEUTICALS, INC.
                                    By: /s/ Donald R. Sellers
                                        ----------------------------------------
                                        Donald R. Sellers
                                        President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                               TITLE                          DATE
             ---------                               -----                          ----
/s/ Donald R. Sellers                 President, Chief Executive Officer        June 23, 1999
---------------------------------     and Director (Principal Executive
Donald R. Sellers                     Officer)


/s/ Jere E. Goyan*                    Chairman of the Board and Director        June 23, 1999
--------------------------------
Jere E. Goyan, Ph.D.

/s/ Diane Lee*                        Director, Corporate Finance and           June 23, 1999
--------------------------------      Administration (Principal Financial
Diane Lee                             and Accounting Officer)

/s/ John D. Baxter*                   Director                                  June 23, 1999
--------------------------------
John D. Baxter, M.D.

/s/ Edwin C. Cadman*                  Director                                  June 23, 1999
--------------------------------
Edwin C. Cadman, M.D.

/s/ Rolf H. Henel*                    Director                                  June 23, 1999
--------------------------------
Rolf H. Henel

*By: /s/ Donald R. Sellers
     ---------------------------
     Donald R. Sellers,
     Attorney-in-fact

                                INDEX TO EXHIBITS

   EXHIBIT NO.                             DESCRIPTION
   -----------                             -----------
    5.1**           Opinion of Gray Cary Ware & Freidenrich LLP.

    10.1* Structured Equity Line Flexible Financing(SM) Agreement by and between the Company and Cheyenne LLC dated as of June
                    30, 1998.

    10.2            Amendment No. 1 to Structured Equity Line Flexible
                    Financing(SM) Agreement by and between the Company and Cheyenne LLC dated as of June 16, 1999.

    10.3* Warrant to purchase up to 200,000 shares of Common Stock of the Company issued to Cheyenne LLC dated as of June 30, 1998.

    10.4* Registration Rights Agreement by and between the Company and Cheyenne LLC dated as of June 30, 1998.

    23.1            Consent of Ernst & Young LLP, independent auditors.

    23.2**          Consent of Gray Cary Ware & Freidenrich LLP (included in
                    Exhibit 5.1).

    24.1** Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

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* Incorporated by reference from the Company's Report on Form 8-K filed with the
Commission on July 23, 1998.

** Previously filed.